EXHIBIT 3.9(a)
CP LAUGHLIN REALTY, LLC
FIRST AMENDMENT TO LIMITED LIABILITY COMPANY OPERATING AGREEMENT
     THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Amendment”) is made and entered into as of December 29, 2006 by CSC HOLDINGS, LLC, an Ohio limited liability company (the “Member”).
     1. Recitals. The Member and CP Laughlin Realty, LLC, a Delaware limited liability company (the “Company”), are parties to a Limited Liability Company Operating Agreement dated as of November 30, 2003 (the “Agreement”). The Member desires to amend the Agreement in accordance with the terms of this Amendment.
     2. Amendments.
          (a) Section 4 of the Agreement is hereby amended and restated in its entirety to read as follows:
     “4. Purpose. The Company is formed for the purpose of (i) acquiring, owning, and leasing the real property and improvements on which the River Palms Hotel and Casino, Laughlin, Nevada, is located; (ii) entering into the Financing Documents (as defined hereafter) and any and all documents contemplated by the Financing Documents and the performance of the obligations of the Company thereunder, including the grant of guarantees, the grant of security and the compliance with the affirmative and negative covenants, registration rights agreements, indemnities, representations and warranties and other agreements and obligations set forth therein; and (iii) engaging in any other lawful act or activity. The Company shall have all the powers necessary, incidental, or convenient to effect any purpose for which it is formed, including all powers granted by the Act. For purposes of this Agreement, “Financing Documents” shall mean (i) the Credit Agreement to be entered into by and among Wimar OpCo, LLC (d/b/a Tropicana Entertainment)(“Tropicana Entertainment”), Wimar OpCo Intermediate Holdings, LLC, CP Laughlin Realty, LLC, Columbia Properties Vicksburg, LLC, JMBS Casino LLC, Credit Suisse, as Administrative and Collateral Agent, the other Agents and Arrangers party thereto and the Lenders party thereto (the “Credit Agreement”), (ii) each other Loan Document (as defined in the Credit Agreement), (iii) the Indenture, to be dated on or about December 28, 2006 (the “Indenture”), among Tropicana Entertainment, Wimar OpCo Finance Corp. (d/b/a Tropicana Finance) (“Tropicana Finance” and, together with Tropicana Entertainment, the “Issuers”) and U.S. Bank National Association, as trustee (the “Trustee”), to be supplemented by the Supplemental Indenture to be dated on or about January 3, 2007, among the Notes Guarantors identified therein (including the Company), the Issuers and the Trustee, (iv) the Securities (as defined in the

Indenture) to be issued under the Indenture, (v) the Purchase Agreement dated December 14, 2006, among the Issuers and Credit Suisse Securities (USA) LLC, as representative of the initial purchasers identified therein, together with the counterparts thereto executed by the guarantors of the Securities (including the Company), and (vi) the Registration Rights Agreement to be dated on or about December 28, 2006, among the Issuers and Credit Suisse Securities (USA) LLC, as representative of the initial purchasers identified therein, together with the counterparts thereto executed by the guarantors of the Securities (including the Company), in each case as such agreements and documents may be amended, modified or supplemented from time to time.”
          (b) Section 7 of the Agreement is hereby amended to include the following language:
“A Member’s interest in the Company may be evidenced by a certificate of limited liability company interest issued by the Company. Each such certificate shall set forth the number of Units issued and outstanding and the number of Units issued to the holder of the certificate, as of the date of the certificate, and shall be signed by an officer on behalf of the Company.”
     3. Remainder of Agreement. Except as amended by this Amendment, the Agreement shall remain in full force and effect.

     Signed as of the date above.

CSC HOLDINGS, LLC
By:	/s/ Theodore R. Mitchel
Theodore R. Mitchel, Secretary/Treasurer